CARL N. DUNCAN, ESQ.
                                 ATTORNEY AT LAW
                          cduncan.counselor@verizon.net
                              atty.cnd@verizon.net
                               bmi.cnd@verizon.net
      5718 Tanglewood Drive
      Bethesda, Maryland 20817                                   (301) 263-0200
                                                           (Fax) (301) 263-0300


                                 August 26, 2005


U.S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549


Re:      YTB International, Inc  (the "Company")
         Pre-Effective Amendment No. 4 to the Form SB-2
         File No. 333-122936

Dear Examiner:

         Pursuant to Securities and Exchange Commission Rule 461, the Company requests acceleration for the above referenced Registration Statement for Tuesday, August 30, 2005 or as soon as practicable thereafter. Thank you, in advance, for your assistance and cooperation.


                                 Very truly yours,

                                 /s/ Carl Duncan

                                 Carl N. Duncan